UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑     No fee required.

☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a(6)(i)(1) and 0-11.

February 5, 2023
Dear Fellow Stockholder:
You are hereby invited to attend the 2024 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 13, 2024, at Hampton Inn & Suites, North Macon, 3954 River Pl. Dr., Macon, Georgia 31210.
.
The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2023 Annual Report to Stockholders is also enclosed.
Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy via smartphone/tablet or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
                            Sincerely,

/s/ Philip Horlock
Philip Horlock
Chief Executive Officer and Director Blue Bird Corporation

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 13, 2024

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 13, 2024 at the hour of 9:00 a.m. (local time) at Hampton Inn & Suites, North Macon, 3954 River Pl. Dr., Macon, Georgia 31210, for the following purposes:

1.TO ELECT two (2) Class I members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
2.TO RATIFY the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ending September 28, 2024; and

To transact such other business that may properly come before the meeting.

Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 16, 2024 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting, you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.

You may vote by mail, Smartphone/tablet, or the Internet to the extent described in the Company’s Proxy Statement.

Audited financial statements as of and for the year ended September 30, 2023 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with this Notice and Proxy Statement.

Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided or vote via smartphone/tablet or the Internet. Submitting the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Macon, Georgia the 5th day of February, 2024.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Philip Horlock
Philip Horlock
Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 13, 2024: This Proxy Statement is available free of charge on the Internet at: https://www.cstproxy.com/blue-bird/2024.

BLUE BIRD CORPORATION PROXY STATEMENT

BLUE BIRD CORPORATION PROXY STATEMENT
DATE, TIME AND PLACE OF ANNUAL MEETING; MAILING AND RECORD DATE
Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 13, 2024 at the hour of 9:00 a.m. (local time) at Hampton Inn & Suites, North Macon, 3954 River Pl. Dr., Macon, Georgia 31210, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about February 5, 2024 to our stockholders of record (the “Stockholders”) as of the close of business on January 16, 2024 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
RECORD DATE; PROXIES; VOTING
Record Date; Who Can Vote; Votes Per Share
The Board has set Tuesday, January 16, 2024, as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 32,198,592 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by smartphone/tablet or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.

If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder.” Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.

Your proxy is revocable. A Beneficial Holder who has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder who has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Ted Scartz, the Company’s Secretary, by email at ted.scartz@blue-bird.com, or in writing to Mr. Ted Scartz, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, smartphone/tablet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will Be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:

•FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified; and
•FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024 (“fiscal 2024”).

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Annual Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve Proposals
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will not be counted towards the establishment of a quorum. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of Annual Meeting. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.

The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required. This means that the two nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. In an uncontested election, where the number of nominees and available board seats are equal, each nominee is elected upon receiving just one “for” vote. Stockholders are allowed to withhold authority to vote “for” one or more nominees. Withholding a vote allows shareholders to communicate their dissatisfaction with a given nominee, but it has no legal effect on the outcome of the election.

Proposal 2 – The proposal for ratification of the appointment of our auditors requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote.

Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2023 Annual Report to Stockholders are available over the Internet at https://www.cstproxy.com/blue-bird/2024, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not specially compensate our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us (by required filings with the SEC) regarding beneficial ownership of shares of our Company’s Common Stock on January 16, 2024 by:

•each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;
•each of our named executive officers, directors and director nominees; and
•all executive officers and directors of our Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of the record date, January 16, 2024, there were 32,198,592 shares of Common Stock outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Greater than 5% Stockholders
ASP BB Holdings LLC[1] c/o American Securities LLC 590 Madison Avenue, 38th Floor New York, New York 10022	4,042,650	12.6
Alliance Bernstein L.P.[2] 1345 Avenue of the Americas New York, New York 10105	1,691,395	5.3
T. Rowe Price Associates, Inc.[2] 100 East Pratt Street Baltimore, Maryland 21202	1,687,436	5.2

Directors, Nominees and Named Executive Officers
Gurminder S. Bedi	36,334	*
Mark Blaufuss	1,984	*
Julie A. Fream	1,355	*
Douglas Grimm	18,896	*
Philip Horlock[3]	569,553	1.8
Simon J. Newman	1,984	*
Kevin S. Penn	—	—
Razvan Radulescu[4]	18,947	*
Ted Scartz[5]	13,341	*
Britton Smith[6]	13,929	*
Matthew Stevenson	—	—
Dan Thau	—	—
All directors and executive officers as a group (11 persons)[7]	676,323	2.1
* Less than one percent.
1. Based upon a Schedule 13D/A filed by the reporting persons in December 2023. Certain affiliates of ASP BB Holdings LLC may be deemed to be the beneficial owners of the reported shares, including ASP BB Investco LP, American Securities Partners VII, L.P., American Securities Partners VII(B), L.P., American Securities Partners VII(C), L.P., American Securities Associates VII, LLC, and American Securities LLC.
2. Based upon a Schedule 13G/A filed by the reporting person in February 2023.
3. Includes 229,699 shares subject to presently exercisable stock options.
4. Includes 15,662 shares subject to presently exercisable stock options.
5. Includes 5,918 shares subject to presently exercisable stock options.
6. Includes 6,228 shares subject to presently exercisable stock options.
7. Includes 257,507 shares subject to presently exercisable stock options and 60,553 director (not including Mr. Horlock) restricted stock units, including units that will vest on April 1, 2024.

PROPOSAL ONE -
ELECTION OF DIRECTORS

The Company’s Board is presently comprised of eight (8) members and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2024 Annual Meeting, Stockholders will elect two (2) members to the Board, each of whom will serve as a Class I director, to hold office until the 2027 Annual Meeting of Stockholders. The Board has nominated Gurminder S. Bedi and Kevin Penn for election as Class I directors for terms of office of three (3) years, and until their successors are elected and qualified.
Terms of Our Classified Board
As stated above, the terms of the Class I directors will expire at the 2024 Annual Meeting of Stockholders. The terms of the Class II directors, including Mark Blaufuss, Julie A. Fream and Simon J. Newman, will expire at the Annual Meeting of Stockholders in 2025. The terms of the Class III directors, including Douglas Grimm, Philip Horlock and Dan Thau, will expire at the Annual Meeting of Stockholders in 2026. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board members.

It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class I nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.

Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the election of Gurminder S. Bedi and Kevin Penn as Class I directors of the Company.

PROPOSAL TWO -
RATIFICATION OF APPOINTMENT OF BDO USA, LLP
BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended September 30, 2023 and has been selected to serve as our independent registered public accounting firm for the 2024 fiscal year ending September 28, 2024. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.

Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders' views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2024 fiscal year.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
Philip Horlock	67	Chief Executive Officer (“CEO”); Director
Britton Smith	47	President
Razvan Radulescu	49	Chief Financial Officer (“CFO”)
Ted Scartz	53	Senior Vice President and General Counsel; Secretary
Gurminder S. Bedi	76	Director
Mark Blaufuss	56	Director
Julie A. Fream	60	Director
Douglas Grimm	61	Director
Simon J. Newman	61	Director
Kevin Penn	62	Director, Chairman
Dan Thau	33	Director
*As of January 15, 2024.
Class I Directors
Gurminder S. Bedi has been a Class I director of the Company since February 23, 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30-year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and previously served as a director of Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.

Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn is currently Chairman of the Board of Blue Bird Corporation, Learning Care Group, Foundation Building Materials, Conair, Trace3 and SOLV, as well as a director of Amentum, and CS Energy. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of Blue Bird Corporation and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Class II Directors
Mark Blaufuss has been a Class II director of the Company since May 31, 2023, to fill the vacancy created by the earlier resignation of Mr. Chan Galbato. Mr. Blaufuss has been a Managing Director and founder of Green &

White Advisory, a consulting firm specializing in mergers and acquisitions, strategic and financial advisory services, since 2017. Mr. Blaufuss has also served as an Operating Executive with The Carlyle Group (“Carlyle,” a private equity firm), since February 2019. From September 2020 to December 2022, Mr. Blaufuss served as CFO of Victory Innovations, an early growth stage portfolio company of Carlyle. In 2022 the market collapsed for the company’s primary product, a sterilization device targeted for the Covid-19 pandemic, and the company voluntarily pursued an out of court proceeding under the insolvency statutes of the State of Delaware. This proceeding resulted in the complete liquidation of the company and satisfaction of all outstanding debt to the company’s only secured lender. From 2014 to 2017, Mr. Blaufuss served as CFO of Metaldyne Performance Group, Inc. Mr. Blaufuss also currently serves as a member of the Board of Directors and Audit Committee Chairman of both The Jason Group (automotive and industrial aerosols) and Old World Industries (automotive additives). Mr. Blaufuss holds a B.S. degree in Accounting from Michigan State University. Mr. Blaufuss has been selected to serve on our board of directors based on his background in finance and experience as a CFO and senior executive with operating companies and consulting and private equity firms.

Julie A. Fream has been a Class II director of the Company since October 19, 2023. Since 2013, Ms. Fream has been the President and CEO of the MEMA Original Equipment Suppliers, a North American trade association representing over 500 automotive suppliers based in Southfield, Michigan that advocates and advances vehicle suppliers’ business needs in North America. Prior to that position, Ms. Fream served in multiple roles with Visteon Corporation, an $8 billion international automotive component supplier, ultimately as Vice President of the North American Customer Group, Global Communications, and Corporate Strategy. Ms. Fream’s experience includes extensive experience with major corporations in the automotive industry, including General Motors Corporation, Ford Motor Company, and TRW, Inc. Ms. Fream currently serves on the Board of Directors of Corewell Health and the Automotive Hall of Fame, and has previously served on the Board of Directors of Beaumont Health and the Board of Trustees of Michigan Technological University. Ms. Fream holds a B.S. degree in Chemical Engineering from Michigan Technological University and an M.B.A. degree from Harvard Business School. Ms. Fream has been selected to serve on our board of directors based upon her extensive experience in the automotive industry as an executive and a Board member.

Simon J. Newman has been a Class II director of the Company since March 31, 2023, to fill the vacancy created by the earlier resignation of Dr. Kathleen Shaw. Mr. Newman has over 40 years’ manufacturing industry experience with extensive expertise in the field of precision engineered component manufacturing and executive strategy. In February 2022, Mr. Newman was appointed to the position of Chairman of MW Components and Paragon Medical. MW Components is a leading provider of highly engineered springs, specialty fasteners, bellows, and other precision components with manufacturing facilities across the United States, and Paragon Medical is a global contract manufacturing organization (“CMO”), supplying implants and surgical devices to the medical industry. Prior to February 2022, Mr. Newman also served as CEO of Form Technologies for 18 years. He began his career with the Dynacast organization, now a Form Technologies division, in 1979, progressively working through the company in all facets of operations leading to a long and prolific tenure as the Group Chief Executive. Mr. Newman became the CEO of MW Components in 2020, but recently moved into the role of Chairman. He is also a member of the Board of Directors of Elgen Manufacturing Company Inc. and Chromalloy, a Veritas company. Mr. Newman holds a Bachelor of Science degree in Operations Management from California Coast University. Mr. Newman has been selected to serve on our board of directors based on his extensive executive experience in the manufacturing industry.
Class III Directors
Douglas Grimm has been a Class III director of the Company since April 1, 2017. Mr. Grimm is the owner and CEO of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group (NYSE: MPG). Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and CEO of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President -

Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions.

Mr. Grimm serves as Chairman of the Board of Electrical Components International, Inc. and serves as a director of Pangea Corporation. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.

Philip Horlock has been a Class III director of the Company since February 24, 2015, and was reappointed as our President and CEO on May 14, 2023, following the resignation of Matthew Stevenson. On May 31, 2023, Mr. Horlock relinquished the office of President, when the board of directors appointed Mr. Britton Smith as President, and retained the office of CEO. Mr. Horlock served as President and CEO of the Company from February 24, 2015 to October 31, 2021. Subsequently, Mr. Horlock served as a Senior Advisor to the Company until December 31, 2021, at which time Mr. Horlock became a consultant to the Company, serving until he was appointed President and CEO in May 2023. Mr. Horlock served as School Bus Holdings’ President and CEO from April 2011 to October 31, 2021. Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer from January 2010 until April 2011. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and also previously served as a director of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors based on his extensive automotive and school bus industry experience and the results that he achieved with the Company and School Bus Holdings during his tenure.

Dan Thau has been a Class III director of the Company since May 19, 2023, to fill the vacancy created by the earlier resignation of Mr. Jared Sperling. Mr. Thau has been an Associate of American Securities LLC since 2015. Prior to joining American Securities, Mr. Thau was employed by Goldman Sachs as an analyst in the Financial Institutions Group in New York and in the Israel Group in Tel Aviv. Mr. Thau holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. degree from Harvard Business School. Mr. Thau has been selected to serve on our board of directors based on his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.
Executive Officers
    Information on our current executive officers (other than Mr. Horlock) is provided below.

Britton Smith was appointed President of the Company on May 31, 2023. Mr. Smith joined the Company as Senior Vice President of Electrification and Chief Strategy Officer in March 2022. Prior to that, Mr. Smith was employed by KPMG and Gotham Consulting Partners, providing management consulting services to top tier private equity and corporate clients from 2020 to February 2022. From 2016 to 2020, Mr. Smith was founder and CEO of Bonsai Finance, a financial-tech company establishing an online financial services marketplace for consumers. Before 2016, Mr. Smith was employed at Dollar Financial Group in London and McKinsey and Company. Mr. Smith holds a B.S. degree in Mechanical Engineering from the United States Naval Academy and an M.B.A. from Harvard University.

Razvan Radulescu was appointed Chief Financial Officer of the Company effective October 1, 2021. Prior to this appointment, Mr. Radulescu was employed in various management positions by Daimler AG, since 2000. He has over 20 years of experience at Daimler AG in various roles of increasing responsibility in Finance and Controlling, as well as Procurement, including IT and Compliance. From 2020 until he joined the Company, Mr. Radulescu served as General Manager – Procurement and Global Lead Cab Interior/Exterior and Aftersales, for Daimler Trucks North America (“DTNA”), responsible for all production and aftersales purchases, as well as the Global Daimler Trucks Cab Interior/Exterior parts and aftersales. From 2017 to 2020, Mr. Radulescu served as CFO of the Global Powertrain Trucks Business Unit in Stuttgart, Germany. From 2013 to 2017, Mr. Radulescu served as Controller – Freightliner Trucks for DTNA. Mr. Radulescu holds a B.S. degree in Computer Science from the Academy of Economics Studies in Bucharest, Romania and an M.B.A. degree from Case Western Reserve University.

Ted Scartz was appointed Senior Vice President and General Counsel of the Company in May 2022. Mr. Scartz also serves as Corporate Secretary for the Company. Mr. Scartz has worked in the corporate legal community for over 25 years and has worked as in-house corporate counsel at multiple publicly-traded companies for the past 15 years. He leads all aspects of Blue Bird's legal function, including corporate governance, SEC reporting, and governmental relations, as well as commercial contracts and litigation.

Prior to joining Blue Bird, Mr. Scartz was Vice President and Deputy General Counsel at The Aaron's Company, Inc. He was employed by The Aaron's Company, Inc. or its predecessor entity in various positions from 2013 to 2022, including as General Counsel to the Aaron's Sales & Lease Division. From 2007 to 2013, Mr. Scartz was Division Lead Counsel for the Low & Medium Voltage Divisions of Siemens Industry, Inc. and other capacities as counsel for Siemens's manufacturing operations in North America. Prior to moving to an in-house career, Mr. Scartz worked in the commercial litigation practice of prominent law firms in Atlanta, Georgia. Mr. Scartz holds a J.D. degree from the University of Georgia and a B.A. degree in Political Science from Wake Forest University.

CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors
Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the total number of directors, to serve three-year terms. Messrs. Bedi and Penn have been elected to serve in Class I, which term will expire at our 2024 Annual Meeting of Stockholders. Messrs. Blaufuss and Newman and Ms. Fream have been elected to serve in Class II, which term will expire at our 2025 Annual Meeting of Stockholders. Messrs. Grimm, Horlock and Thau have been elected to serve in Class III, which term will expire at our 2026 Annual Meeting of Stockholders.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company.” An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Board Membership Diversity
In accordance with Nasdaq’s new Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our Board diversity statistics. The rule’s minimum diversity objective is two diverse directors, including one who self-identifies as female, and one who self-identifies as either an underrepresented minority or LGBTQ+. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our Board currently includes two diverse directors.

Board Diversity Matrix (As of January 15, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic of Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Stockholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our CEO are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.

Stockholders who wish to communicate directly with our Board, or any individual director, should direct communications in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or by email to ted.scartz@blue-bird.com. The communication must contain a clear notation indicating that it is a “Board Communication” or “Director Communication.” All such communications must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.
Leadership Structure and Risk Oversight
The Board does not have a lead independent director. Kevin Penn is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Penn, respectively.

The Board does not have a formal risk management committee but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, enterprise risk management assessment, auditing, and financial reporting practices, which include internal controls over financial reporting. The Audit Committee also reviews reports of, and considers any material allegations regarding, potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. The Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies, and programs.

Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2023 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held nine (9) meetings during fiscal 2023. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.

All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended September 30, 2023.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Blaufuss, Bedi and Newman, with Mr. Blaufuss serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Blaufuss qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.

Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met six (6) times in fiscal 2023.

Responsibilities of the Audit Committee include, among others contained in its charter:

•the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing any audit, review or attestation services, and establishing pre-approval policies and procedures;

•oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction;

•review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

•oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct; and

•annual review of the Company’s enterprise risk management program.
Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Newman and Thau, with Mr. Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.

Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met five (5) times in fiscal 2023.

Responsibilities of the Compensation Committee include, among others contained in its charter:

•review and approval on an annual basis of the corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of such goals and objectives and determining and approving the compensation of our CEO based on such evaluation;

•review and approval of the compensation of all of our other executive officers;

•review and approval of our executive compensation policies, plans, and programs;

•implementation and administration of our equity-based compensation plans;

•assisting management in complying with our SEC filings and annual report disclosure requirements;

•approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•approving our Compensation Discussion and Analysis (“CD&A”) disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•review, evaluation, and recommendation of changes, if appropriate, to the compensation of our directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.

In March 2015, when we first became a public company, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Compensation Committee had no material interactions with Meridian in the past three fiscal years.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Messrs. Grimm and Penn and Ms. Fream, with Mr. Grimm serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.

Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met six (6) times in fiscal 2023.

Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:

•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

•overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•leading the Board in the annual review of the Board and management.

In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board currently includes two diverse directors as specified under Nasdaq rules, and the Corporate Governance and Nominating Committee will consider diversity in evaluating and identifying potential future director nominees.
Stockholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. Our bylaws include provisions related to the nomination of directors. To recommend or to nominate director candidates, Stockholders must follow all applicable laws, rules of the SEC and the Company’s governing instruments, including our bylaws. Below is a summary of the requirements contained in our bylaws, effective as of February 2, 2023:

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with (1) the notice procedures and other requirements set forth in our bylaws and (2) the requirements of Rule 14a-19 under the Exchange Act (or any amended or successor rule).

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.

A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also (i) include all other information required by Rule 14a-19 under the Exchange Act (or any amended or successor rule), and (ii) be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected.

If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws and/or applicable federal and state laws, or that the solicitation in support of such nominee was not made in compliance with Rule 14a-19 (or any amended or successor rule), then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

In addition to the foregoing, a Stockholder shall also comply with (i) all applicable requirements of federal and state laws, including the requirements of the Exchange Act and the rules and regulations thereunder, and (ii) all governing documents of the Company, including the articles of incorporation and bylaws, with respect to the matters set forth herein.

Insider Trading Policy and Hedging Restrictions

The Board has adopted an insider trading policy. The provisions of this policy expressly prohibit directors, officers and other employees of the Company and its subsidiaries from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, procedures have been established for setting blackout periods and permissible open trading windows, as well as advance notice of market transactions. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers, and designated key employees. The policy also contains guidelines and requirements related to the establishment of Rule 10b5-1 trading plans, in accordance with the new safe harbor requirements of Securities Exchange Act Rule 10b5-1.

The insider trading policy also expressly prohibits all officers, directors and employees of the Company and its subsidiaries from engaging in short sales of Company securities or engaging in any other type of transaction where they will earn a profit based on a decline in the Company’s stock price, or otherwise entering into any hedging or similar arrangement with respect to Company securities.

Our insider trading policy and related Rule 10b5-1 trading plan requirements have been filed with the SEC as an exhibit (Exhibit 19.1) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed on December 11, 2023.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our CEO, CFO and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

Indemnification Agreements
Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Company, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of expenses incurred by the director or officer in the event that he or she was successful as to less than all of the claims in any proceeding; (ii) in a case where the Company is jointly liable with the director or officer, to the fullest extent permitted by law, the waiver by the Company of any right of contribution it may have against the director or officer; (iii) proportionate contribution by the Company of expenses incurred in the event the director or officer elects or is required to pay all or any portion of a judgment or settlement in any proceeding in which the Company is jointly liable; and (iv) to the fullest extent permitted by law, advancement of expenses incurred by or on behalf of the director or officer in connection with any proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification. We intend to enter into indemnification agreements with our future directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent committee of our Board appointed to consider such transactions. No related person transaction will be entered into without the approval or ratification of our Audit Committee, another independent body of our Board, or the independent disinterested members of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
There were no related person transactions in fiscal 2023, or any currently proposed transaction, except as disclosed below.

Consulting Agreement between the Company and Philip Horlock. Philip Horlock, who was reappointed as our Chief Executive Officer (“CEO”) in May 2023, previously had entered into a Transition Agreement with the Company, dated June 21, 2021, which included a related Consulting Agreement. Pursuant to the Consulting Agreement, which commenced on January 1, 2022 and was to terminate on December 31, 2022, Mr. Horlock would receive cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage). By written agreement of the parties, the Consulting Agreement was suspended for a period of six months effective June 30, 2022, but recommenced on January 1, 2023 and terminated when Mr. Horlock was reappointed CEO. Mr. Horlock was paid in full under the Consulting Agreement. The Transition Agreement and Consulting Agreement were approved by the independent members of the Board of Directors.

Secondary Public Offering Expenses Paid on behalf of Greater Than 5% Stockholders. We previously entered into certain registration rights agreements with an affiliate of American Securities, LLC (ASP BB Holdings LLC) and with certain affiliates of Coliseum Capital Management, LLC (“CCM”), and registered shares held by these stockholders for resale on a Registration Statement on Form S-3 filed with the SEC. American Securities is a greater than 5% stockholder, and CCM was a greater than 5% stockholder during fiscal 2023. Pursuant to these registration rights, we paid the offering expenses, including discounts and commissions, on behalf of the selling stockholders related to two secondary offerings conducted during fiscal 2023 (in June and in September), and an offering in fiscal 2024 (December 2023) with respect to ASP BB Holdings. With respect to our obligations to both selling stockholders, we paid an aggregate of $8.6 million in expenses related to the three offerings. Adam Gray, who served as one of our directors during fiscal 2023, is a co-founder and Managing Partner of CCM. Kevin Penn and Dan Thau are directors of Blue Bird and are employed by American Securities; however, Messrs. Penn and Thau disclaim any direct or indirect material interest in these transactions.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires directors, certain officers of the Company and owners of more than 10% of our outstanding common stock to file ownership reports with the SEC reflecting such person’s ownership of our common stock.

During the fiscal year ended September 30, 2023, the Company believes, based solely on a review of copies of the reports furnished to the Company and written representations to it that no other reports were required, that all Section 16 filing requirements have been met by the reporting persons, except as follows:

Mr. Blaufuss filed his initial Form 3 late and filed one late Form 4 covering one transaction; Mr. Newman filed his initial Form 3 late; and Mr. Smith filed his initial Form 3 late and filed one late Form 4 covering one transaction.
DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below, as well as our director compensation programs.

Our named executive officers (the “Named Executive Officers” or “NEOs”) for our fiscal year ended September 30, 2023, include: Philip Horlock, our Chief Executive Officer (effective May 14, 2023); Matthew Stevenson, our former Chief Executive Officer (resigned May 13, 2023); Britton Smith, our President (effective May 31, 2023); Razvan Radulescu, our Chief Financial Officer; and Ted Scartz, our Senior Vice President and General Counsel.
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Introduction; Financial Highlights
For fiscal 2023, the Company exceeded its fiscal 2023 revenue and Adjusted EBITDA guidance and reported a 41% increase in net sales and an increase of over $69 million in net income.

Fiscal 2023 Financial Results and Business Highlights:

• Unit Sales of 8,514

• Net sales of $1.13 billion

• Net income of $23.8 million

• Diluted earnings per share of $0.74

• Adjusted EBITDA of $87.9 million

• Adjusted Net Income of $34.5 million

• Adjusted Diluted Earnings per Share of $1.07

Our management team executed a rigorous transformational plan over the past two years to improve operations and throughput, control fixed costs, recover economics through pricing and expand our leadership position in alternative-powered buses. The market demand for Blue Bird’s school buses remains very strong with approximately 4,600 units in the order backlog. Unit sales in fiscal 2023 were up 25% from a year ago and revenues grew by approximately 41%, to a record $1.13 billion. Adjusted EBITDA was a record $88 million, which is an increase of $103 million compared with last year, while Adjusted Free Cash Flow in 2023 was another record high and $144 million better than last year.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We believe that Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Fiscal 2023 Approval of Special Recognition and Retention Program and Salary Increases Impacting Our Named Executive Officers (and Other Salaried Employees)

Based upon the significant improvement in our financial results during the first half of fiscal 2023, on May 31, 2023, the Board approved certain new compensation arrangements for our executive officers and other salaried employees. Our executive officers (who are also Named Executive Officers) include: Mr. Philip Horlock, our CEO; Mr. Britton Smith, our President; Mr. Razvan Radulescu, our CFO, and Mr. Ted Scartz, our SVP and General Counsel.

Philip Horlock. Mr. Horlock’s annual base salary was set at $1,000,000, effective May 15, 2023, and Mr. Horlock would be eligible for a potential cash bonus under the Company’s annual Management Incentive Plan (“MIP”) at a target level of 150% of his base salary, to be prorated with respect to the fiscal year ended September 30, 2023 (“fiscal 2023”) based upon 6 months service time. Mr. Horlock will also receive $15,000 per month for travel expenses, and a one-time payment of $75,000 to offset moving expenses related to housing in Macon, Georgia. Mr. Horlock was paid in full for his services under his previous Consulting Agreement with the Company.

Britton Smith. Mr. Smith’s annual base salary was set at $500,000, effective July 1, 2023, and Mr. Smith would be eligible for a potential cash bonus under the Company’s annual MIP at a target level of 100% of his base salary for fiscal 2024. For fiscal 2023, Mr. Smith’s target level participation in the MIP was 50% of his base salary. Mr. Smith will also receive $5,000 per month for travel expenses, and a one-time payment of $100,000 to offset moving expenses not otherwise reimbursed for locating his residence in the Macon, Georgia area. Beginning January 1, 2024, Mr. Smith’s annual base salary was $515,000.

Razvan Radulescu. Mr. Radulescu’s annual base salary was set at $500,000 effective July 1, 2023, and Mr. Radulescu would be eligible for a potential cash bonus under the Company’s annual MIP at a target level of 100% of his base salary for fiscal 2024. For fiscal 2023, Mr. Radulescu’s target level participation in the MIP was 75% of his base salary. Beginning January 1, 2024, Mr. Radulescu’s annual base salary was $515,000.

Ted Scartz. Mr. Scartz’s annual base salary was set at $350,000 effective July 1, 2023, and Mr. Scartz would continue to participate in the Company’s annual MIP at a target level of 50% of his base salary for fiscal 2024, which was also the target level for fiscal 2023. Beginning January 1, 2024, Mr. Scartz’s base salary was $360,500.

Approval of Special Recognition and Retention Cash Compensation. On May 31, 2023, the Board also approved certain special recognition and retention cash compensation awards to our salaried employees, and a one-time restricted stock unit (“RSU”) award to our senior leadership team. Recipients of these awards included, among others in senior leadership, our CEO (Mr. Horlock), our President (Mr. Smith), our CFO (Mr. Radulescu), and our SVP and General Counsel (Mr. Scartz). The awards are described below.

Under the fiscal 2023 MIP, which is an annual performance-based cash bonus plan, 50% of the annual MIP target goal had been materially achieved through the second quarter of fiscal 2023, and the Board approved the early payout of this portion of the MIP bonus for all program participants, which was paid in the first week of July 2023.

The Board approved certain salary increases, which are described above with respect to our executive officers. The Board also approved the payment of the previous salary reduction amounts which were effective from July through December of calendar year 2022 for all employees at director level and above, which were paid in a lump sum in the first week of July 2023.

The Board approved a one-time, time-vesting RSU award to the senior leadership team, in an amount equal to two times (2X) base salary, effective May 31, 2023, which will vest on July 1, 2025, or upon a change in control of the Company, if earlier; with the exception that Mr. Horlock’s award will vest on July 1, 2025, upon his termination of employment (except for cause), or upon a change in control, whichever is earlier. The awards were based upon the base salary in effect on July 1, 2023, for our four executive officers.

The amounts received under the special retention program for our Named Executive Officers are quantified below:

Mr. Horlock: (i) 50% of Target MIP bonus for fiscal 2023 of $0; (ii) salary restoration amount of $0; and (iii) RSU award of 78,864 shares (based upon a grant date fair market value of $25.36 per share on May 31, 2023).

Mr. Smith: (i) 50% of Target MIP bonus for fiscal 2023 of $75,000; (ii) salary restoration amount of $15,000; and (iii) RSU award of 39,432 shares (based upon a grant date fair market value of $25.36 per share on May 31, 2023).

Mr. Radulescu: (i) 50% of Target MIP bonus for fiscal 2023 of $168,750; (ii) salary restoration amount of $33,750; and (iii) RSU award of 39,432 shares (based upon a grant date fair market value of $25.36 per share on May 31, 2023).

Mr. Scartz: (i) 50% of Target MIP bonus for fiscal 2023 of $71,250; (ii) salary restoration amount of $14,250; and (iii) RSU award of 27,603 shares (based upon a grant date fair market value of $25.36 per share on May 31, 2023).

Second Quarter Fiscal 2024 Approval of Change in Control Plan and Executive Employment Agreements

In January 2024, the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”) approved a Change in Control Plan, which is a cash bonus program in the event of a change in control (or “CIC”) of the Company in the next three years. The Compensation Committee also approved employment agreements for each of our executive officers, including the compensation described above. The Change in Control Plan and the executive employment agreements are described in detail below under “Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan” and ‘Executive Employment Agreements and Other Arrangements with Named Executive Officers.”

Also in January 2024, the Committee approved an Amendment to all outstanding awards of stock options and RSUs under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan. This Amendment provides that upon a CIC, all outstanding unvested restricted stock units and option awards will vest. The purpose of this Amendment was to achieve consistency in prior awards under the Omnibus Plan, some of which would only vest upon a CIC with further action by the Committee and some of which would vest upon a CIC unless determined otherwise by the Committee at the time of the CIC.
Compensation Program Objectives, Policies and Structure
Our compensation programs are directed by the Compensation Committee, composed exclusively of independent directors. See “Corporate Governance and Board Matters – Committees of the Board of Directors,” for a description of the Compensation Committee’s duties and responsibilities. Our compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of our stockholders. The Compensation Committee believes these programs offer compensation that is competitive with companies that operate in the automotive industry. Our compensation framework has the following principal components:

Key Compensation Policies
The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for achieving operational and strategic success goals set each fiscal year. Historically, our key compensation policies and philosophy have included the following:

•Incentive-based pay (“pay for performance”) is intended to constitute a majority of the Named Executive Officers’ total compensation.

•Adjusted EBITDA is the key metric for the annual incentive compensation program. For fiscal 2021, the program included a combination of Adjusted EBITDA (75%) and Adjusted Free Cash Flow (25%); for fiscal 2022 and fiscal 2023, Adjusted Free Cash Flow was no longer a component of incentive compensation.

•Individual incentive-based pay is based on achievement of financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

•There are no significant perquisites for executive officers, other than certain personal travel allowances.

•The Company does not discount, backdate, reprice or grant equity awards retroactively.

•The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•The Company has adopted a clawback policy (described below) whereby the Company will recoup executive officer incentive compensation where a financial restatement is required and executive officer incentive compensation was based on financial results impacted by the restatement.
Components of Short-Term Performance Compensation
•Salary – The fixed amount of compensation for performing day-to-day responsibilities.

•Annual incentive cash compensation – Annual cash awards that focus on the attainment of Company performance targets as measured, historically, by Adjusted EBITDA and, in certain prior fiscal years, Adjusted Free Cash Flow. See “Annual Management Incentive Plan.”
Components of Long-Term Performance Compensation
•Our equity- and cash-based Omnibus Equity Incentive Plan – Annual awards that focus on long-term growth in stockholder value, including annual performance targets as measured, historically, by Adjusted EBITDA and, in certain prior fiscal years, Adjusted Free Cash Flow. We also utilize time-based equity awards, in the Compensation Committee’s discretion. Previously, our long-term equity-based incentive compensation program (“LTI awards”) consisted of stock options and RSUs; beginning with new awards granted in fiscal 2024 and subsequently all equity awards will be issued solely in RSUs.

The Compensation Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to achieve targeted annual operating results and stockholder returns. The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, individual performance and compensation for executives among its industry peers.

Prior to fiscal 2020, the Compensation Committee had not significantly changed its programs and practices in the previous three fiscal years. As a result of the impact of the coronavirus pandemic and subsequent supply chain disruptions and other negative impacts on the Company’s operations, the Compensation Committee exercised its discretionary authority to determine the awards to be vested under the program for fiscal 2021 and fiscal 2022 and modified the compensation programs in part to take into account the economic disruptions that occurred from the onset of the pandemic in fiscal 2020 that also impacted the two subsequent fiscal years.

The Named Executive Officers and all U.S. salaried employees are eligible to participate in the Company’s tax qualified retirement savings plan. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers, other than certain personal travel stipends. Our Named Executive Officers are generally provided disability and life insurance, in addition to participation in our retirement savings plan.
Participants and Decision Makers in Determining Named Executive Officer Compensation
A number of individuals contribute to the process of reviewing and determining the compensation of our Named Executive Officers:

•Independent Members of Our Board of Directors – The independent members of our board of directors have formally delegated the final executive compensation decisions to our Compensation Committee regarding the compensation of our Named Executive Officers and our compensation programs. The Compensation Committee makes periodic reports to our Board of Directors.

•Compensation Committee – Our Compensation Committee consists of three directors, each of whom satisfies the applicable independence requirements of the Nasdaq Stock Market and any other regulatory requirements. Our Compensation Committee makes the final decisions regarding the compensation of our Named Executive Officers and our compensation programs. Additionally, the Committee is responsible for administering our equity and non-equity incentive plans. The Compensation Committee charter is available on our website under the Corporate Governance section.

•Chief Executive Officer – Our Chief Executive Officer evaluates the performance of the other Named Executive Officers and makes recommendations on compensation of our Named Executive Officers to the Compensation Committee.

Industry Compensation Comparisons. The Committee may from time to time utilize information from published compensation surveys as well as compensation data from industry peers to determine if compensation for the CEO and other executive officers is competitive with the market. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants. The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. In 2015, when we first became a public company, the Committee retained Meridian to provide advice to the Committee, as requested from time to time, in connection with executive and director compensation. The engagement letter includes general guidance on compensation matters, advice on the Company’s executive compensation philosophy and compensation peer group, the design of compensation programs, the provision of compensation competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. Meridian provided the Committee with compensation market and peer data in 2015, which the Committee utilized in designing the initial compensation programs for our executives after we became a public company. Meridian provided benchmarking data for the top 20 executives in the Company to be utilized in designing a base compensation program for the executives, and also provided comparable data on director compensation. The Committee has had no significant interactions with Meridian since 2015, or any other compensation consultant.

Elements of Total Compensation The Company’s executive compensation program is comprised of base salaries, annual incentive cash bonuses and long-term equity incentives currently consisting of stock options and restricted stock units, the vesting of which is usually tied to achieving annual performance goals but with a maximum forfeiture of 50% of the awards for failure to achieve the goals, although the Committee also utilizes other time-based equity awards from time to time in its discretion.

Base Salary is designed to reward experience, knowledge of the industry, duties and scope of responsibility.

Short-Term Incentive Cash Compensation is designed to reward success in achieving annual Company performance objectives.

Long-Term Incentive Equity Compensation is designed to reward continued excellence and attainment of annual performance objectives and success in long-term growth and development.

Base Salary. Base salary provides a level of compensation that is competitive within our industry to attract and retain high-caliber executives. The Committee reviews base salaries annually and may or may not approve changes. Historically, the Committee reviews the salary of each Named Executive Officer after the end of each fiscal year, although the Board approved salary increases earlier in fiscal 2023, as described above. The Committee considers performance, the addition of new responsibilities and other factors as appropriate. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices. During fiscal 2023, the Board approved certain salary increases and special recognition and retention awards, as described above.

Annual Management Incentive Plan (“MIP”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company operating profit and, in prior fiscal years, cash flow goals. Subject to the funding maximums established by the Committee that are described below, the Committee sets annual performance goals, targets and maximum awards for each Named Executive Officer, expressed as a percentage of base salary.

Historically, the Committee has chosen Adjusted EBITDA as the chief financial metric for this program because the Company uses this measure as a useful way to measure ongoing operational performance between fiscal periods by excluding decisions on capital investment, financing and certain other significant initiatives or transactions that might otherwise impact the review of the profitability of the business based on present market conditions and other factors. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the annual incentive compensation for each of the Named Executive Officers is based upon Company Adjusted EBITDA performance. The Adjusted EBITDA goal is proposed by Company management at the beginning of each fiscal year and approved by the Committee after the fiscal year ends when the Company’s financial statements for the fiscal year have been completed. The target levels represent an amount of Adjusted EBITDA that the Committee determines is attainable with excellent performance under expected economic conditions. In fiscal 2021, 25% of the annual incentive compensation for the Named Executive Officers was based upon Adjusted Free Cash Flow (defined below) goals determined by the Committee. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The Adjusted EBITDA minimum target goal is inclusive (i.e. net) of the expense pertaining to the aggregate cash bonus payment.

The MIP rewards our executive officers for achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after completion of the audited financial statements) based upon the achievement of MIP Adjusted EBITDA targets and, for fiscal 2021, Adjusted Free Cash Flow targets, which are set at the beginning of the fiscal year. “MIP Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the Covid-19 pandemic. “Adjusted Free Cash Flow” is defined as net cash provided in continuing operations less cash paid for fixed assets and acquired intangible assets and adjusted to add back certain significant charges as described above.

The Compensation Committee approves the financial performance targets under the MIP on an annual basis and has sole discretion to adjust the performance targets. Awards in fiscal 2021 under the MIP performance formula were based 75% on MIP Adjusted EBITDA and 25% on Adjusted Free Cash Flow. In fiscal 2022 and fiscal 2023, the MIP performance formula was based 100% on Adjusted EBITDA only. Individual awards are determined based on the achievement of the financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

For fiscal 2023, the Compensation Committee established target bonuses for Mr. Horlock at 150% (prorated for six months’ service) of his base salary, for Mr. Stevenson at 100% of his base salary (forfeited), for Mr. Smith at 50% of his base salary, for Mr. Radulescu at 75% of his base salary, and for Mr. Scartz at 50% of his base salary (prior to the 2023 officer appointments of Mr. Horlock and Mr. Smith). These targets also applied for fiscal 2022

(with Mr. Horlock entitled to a pro rata bonus based on his period of service at 150% of his base salary). The bonus amounts are prorated based on actual service during the fiscal year.

    The table below reflects the scale for fiscal 2023:

MIP Adjusted EBITDA (100% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus
$40.0	*	50.0%
$48.8		100.0%
$53.8		150.0%
$58.8		200.0%	**

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 200%.

The table below reflects the scale for fiscal 2022:

MIP Adjusted EBITDA (100% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus
$40.0	*	50.0%
$45.0		100.0%
$50.0		150.0%
$55.0		200.0%
$60.0		200.0%	**

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 200%.

For fiscal 2021, the Compensation Committee established target bonuses for Mr. Horlock at 150% of his base salary. Messrs. Stevenson and Radulescu were hired during fiscal 2021 but did not participate in the MIP during the year. Messrs. Smith and Scartz were not employed during fiscal 2021.

The table below reflects the scale for fiscal 2021:

MIP Adjusted EBITDA (75% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus		Weighted Percentage of Target Bonus
$40.0	*	50.0%		37.5%
$45.0		100.0%		75.0%
$50.0		150.0%		112.5%
$55.0		200.0%		150.0%
$60.0		250.0%	**	187.5%

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 250%.

Adjusted Free Cash Flow (25% of Award)

Actual Adjusted Free Cash Flow ($Mils)		Percent of Target Bonus		Weighted Percentage of Target Bonus
$(4.0)	*	50.0%		12.5%
$1.1		100.0%		25.0%
$6.0		150.0%		37.5%
$11.0		200.0%		50.0%
$16.0		250%	**	62.5%

*    No bonus award will be paid if Adjusted Free Cash Flow is less than $(4.0) million.
**    The award is capped at 250%.

After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based upon such factors as it deems appropriate in the circumstances and may make adjustments to the performance metrics if deemed appropriate by the Committee. MIP awards based on a particular fiscal year’s performance and reflected in the Summary Compensation Table are paid in December of each year (the first fiscal quarter of the succeeding fiscal year), upon completion of our audited financial statements.

As described above, 50% of the annual MIP target goal had been materially achieved through the second quarter of fiscal 2023, and that portion was paid to participants in July 2023. Based on fiscal 2023 financial results, the Company paid the maximum 200% MIP payout.

Based on fiscal 2022 and fiscal 2021 financial results, no cash awards were made under the fiscal 2022 or fiscal 2021 MIP, as the performance targets were not met primarily due to the negative financial impacts of ongoing supply chain disruptions on the Company’s operations.

Omnibus Equity Incentive Plan (“Incentive Plan”). The Company’s long-term incentive program has historically included annual grants of stock option and RSU awards under our Incentive Plan. Awards under our Incentive Plan may consist of restricted stock or units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock, cash-based awards, performance shares or units, or any combination of the foregoing. We believe that the various awards available under the Incentive Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. We have been using a mix of stock options and RSUs in order to accomplish the performance and retention objectives of our long-term incentive program. The Committee may tie the awards to performance goals or time-based service, in its discretion, and has the authority to modify performance criteria or waive such criteria in its discretion. The Committee also has broad discretion to provide for, among other things, acceleration of vesting and/or acceleration of payments of awards, or appropriate substitution of awards, in the event of a Change of Control as defined in the Incentive Plan and may include such provisions in individual award agreements in its sole discretion.

In fiscal 2021, options and RSU’s were awarded to certain executives based on the attainment of the performance criteria under the MIP and vest over three years, with a maximum forfeiture of 50% of the awards for failure to achieve the MIP target goals. The fiscal 2022 LTI awards program was similar in plan design and methodology as the fiscal 2021 program; provided, however, that all option awards were granted at an exercise price of $20.00 per share, which was greater than the market price of the Company’s common stock on the grant date. The Committee also approved a fiscal 2022 Special One-Time Retention LTI Award, including RSUs only, that vests strictly based on the passage of time in four equal tranches. The first tranche vested on July 1, 2022, and the remaining three tranches vested or will vest annually thereafter on July 1, 2023, July 1, 2024, and July 1, 2025.

As described above, during fiscal 2023, a one-time RSU award was made to the senior leadership team effective May 31, 2023, including our Named Executive Officers, which will vest on July 1, 2025 or upon a change in control, whichever is earlier (except with respect to Mr. Horlock). Except for the special RSU award, the fiscal 2023 LTI awards program was similar in plan design and methodology as the fiscal 2022 and 2021 programs.

The mix of stock options and RSUs varies by organizational level and has changed over time. Historically, our Named Executive Officers receive 25% or 50% (depending upon the officer position) of the award value in the form of non-qualified stock options and 75% or 50% (depending upon the officer position) of the award value in the form of RSUs. It is our goal to provide our Named Executive Officers with grants that are motivational while using the shares available for grant in a responsible manner. Beginning with new awards in fiscal 2024, all equity awards will be issued solely in RSUs.

Mr. Horlock (in fiscal 2021) and Mr. Radulescu (in fiscal 2022 and 2023) received 25% of their equity awards in the form of non-qualified stock options and 75% of their equity awards in the form of RSUs. Mr. Smith received 50% of his equity awards in the form of non-qualified stock options and 50% of his equity awards in the form of RSUs in fiscal 2023. Mr. Scartz received 50% of his equity awards in the form of non-qualified stock options and 50% of his equity awards in the form of RSUs beginning in fiscal 2023. Mr. Stevenson did not participate in the annual LTI awards grant given the multi-year RSU award he received in connection with his employment agreement (forfeited upon his resignation), although he was granted RSUs in the fiscal 2022 Special One-Time Retention LTI Award discussed previously above.

Under the terms of his employment agreement, effective July 1, 2021, Mr. Stevenson received an initial equity award of 160,000 shares of restricted stock which vested only upon achievement of Adjusted EBITDA targets during the five full fiscal years after the grant date (for so long as he was employed). No shares of restricted stock vested prior to his resignation.

Upon his initial hire, effective March 1, 2022, Mr. Smith received a one-time award of 15,000 RSUs valued at $306,600 based upon the stock price at the grant date, which vest in four equal annual tranches commencing on July 1, 2022, subject to his continued employment. More details of Mr. Smith’s equity award can be found under the section “Employment Agreements and Other Arrangements with Named Executive Officers” contained in this Proxy Statement.

Under the terms of his offer letter, effective May 9, 2022, Mr. Scartz received a one-time award of RSUs equal to 100% of his annual base salary, which vest in four equal annual tranches commencing on July 1, 2022, subject to his continued employment. More details of Mr. Scartz’s equity award can be found under the section “Employment Agreements and Other Arrangements with Named Executive Officers” contained in this Proxy Statement.

Stock Options. Stock options are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements) and are not repriced, backdated, or purchased by the Company (except in the limited circumstance in which the option exercise occurs during a blackout period, in which case the Company may withhold shares for the payment of taxes). The number of options is determined by reference to the MIP award formulas for each participating employee, including the Named Executive Officers, as applicable. The exercise price of stock options is generally the closing price of the Company’s stock on the date of grant. Historically, options become exercisable over a three-year vesting period upon achievement of the annual MIP goals and expire ten years after the date of grant. Unvested options are forfeited upon termination unless termination is by reason of death or disability. Vesting is accelerated in the event of a change in control. Beginning in fiscal 2020, LTI awards (both stock options and RSUs) are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals. The Committee in its discretion may also utilize other time-based awards.

RSUs. RSUs are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements). The number of restricted shares is determined by reference to the above-described MIP award formula for all participants. The RSUs are valued at the closing price of the Company’s stock on the date of grant. Historically, the RSUs vest over a three-year period upon achievement of the annual MIP goals and provided that the recipient is in the service of the Company. Unvested shares are forfeited upon termination. All shares vest immediately upon a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals. The Committee in its discretion may also utilize other time-based awards.

The Committee determined at its meeting in December 2021 to vest the applicable tranches of LTI awards subject to performance targets at the following plan levels: fiscal 2019 LTI at 0%, and 2020 and 2021 LTI awards at

50%. The Committee determined at its meeting in October 2022 to vest the applicable tranches of the fiscal 2020, 2021 and 2022 LTI awards subject to performance targets at 100% despite the Company not achieving the minimum performance criteria, under the Committee’s discretionary authority. The Committee determined at its meeting in December 2023 to vest the applicable tranches of the fiscal 2021, 2022 and 2023 LTI awards subject to performance targets at 200% since the Company achieved the maximum performance criteria. See the “Summary Compensation Table” for additional information on the dollar value of these awards.
Compensation of the Chief Executive Officer
    The Committee applies the same compensation philosophy, policies and analysis to the CEO as it applies to the other Named Executive Officers. The CEO is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. The CEO’s base salary remains at its current level for fiscal 2024.
Stock Ownership Guidelines
    The Company’s directors and executive officers are encouraged to own Company stock. However, our Board of Directors has not established any required minimum equity ownership guidelines for our directors and executive officers.
Effect of Post-Termination Events
    The Company has a written employment agreement with each of our Named Executive Officers, including severance provisions (other than with respect to Mr. Horlock). In general, with respect to severance benefits, upon a termination without cause a Named Executive Officer retains vested benefits and will receive 12 months’ severance and COBRA coverage. In a termination for cause, the executive forfeits all benefits. In the event of termination without cause within six months prior to or 12 months following a change in control, the executive is entitled to severance benefits provided that salary continuation is increased to 24 months.

The Company believes that these benefits help us attract and retain our executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. See “Employment Agreements and Other Arrangements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” contained in this Proxy Statement for additional information.
Federal Income Tax Considerations
    Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that a company may deduct as a business expense in any year with respect to certain highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past the executive compensation program has been designed to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. The Committee considers the deductibility of compensation in determining executive compensation.
Compensation Forfeiture and Clawbacks
    Executive officers may be terminated for “cause” and all unpaid compensation forfeited. Cause is generally defined to include: (i) conviction of or plea of nolo contendere to a felony; (ii) gross negligence or willful misconduct, including fraud, embezzlement, theft or proven dishonesty; (iii) refusal to perform any lawful, material obligation or duty after opportunity to cure; (iv) material breach of any agreement with or duty to the Company after opportunity to cure; or (v) breach of restrictive covenants.

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 10D to the Exchange Act. Section 10D required the SEC to direct the national securities exchanges and associations that list securities to establish listing standards that require each issuer to develop and implement a clawback policy. That policy must provide that, in the event the issuer is required to prepare an accounting restatement, the issuer will recover incentive-based compensation paid to its current or former executive officers based on any misstated financial reporting measure. The policy must apply to compensation received during the three-year period preceding the date the issuer is required to prepare the accounting restatement.

On May 19, 2023, the Board adopted a new Clawback Policy in the event that the Company is required to prepare an accounting restatement. In such event, the Company shall recover any erroneously awarded incentive compensation received by an executive officer during the Applicable Period as defined in the policy. The obligation to recover such erroneously awarded compensation is not dependent on if or when the Company files restated financial statements with the SEC and does not require any finding of misconduct by an executive officer or such officer being found responsible for the accounting error leading to the accounting restatement. The policy is designed to comply with Nasdaq’s listing standards.

Our Clawback Policy applies to all incentive-based compensation (compensation based upon the attainment of any Financial Reporting Measure, as defined) received by an executive officer serving as such at any time during the performance period for such incentive-based compensation during the three fiscal years immediately preceding the accounting restatement date. In the event the Company is required to prepare an accounting restatement, the Company will recover, reasonably promptly, the amount of any “erroneously awarded compensation” received by any executive officer. “Erroneously awarded compensation” is the amount of incentive-based compensation that exceeds the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts, without regard to any taxes paid by the executive officer with respect to such incentive compensation. The administrator of our policy (which shall be the Board or a duly appointed committee of the Board) shall determine the timing and method for promptly recovering erroneously awarded compensation, which may include, without limitation: reimbursement of cash or equity-based awards; cancellation of cash or equity-based awards, whether vested or unvested or paid or unpaid; cancellation or offset against future cash or equity-based awards; forfeiture of deferred compensation (subject to Section 409A of the Internal Revenue Code); recovery from any other compensation payable to the executive officer, including base salary, bonuses or commissions or previously deferred compensation. In addition, the applicable executive officer shall be required to reimburse the Company for reasonable expenses (including legal fees) incurred by the Company to recover such erroneously awarded compensation. The Company shall be prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded compensation or for the cost of third-party insurance by such executive officer to fund any potential clawback obligations.
Fiscal 2024 Compensation Program
For fiscal 2024, the Compensation Committee has approved the MIP (the “fiscal 2024 MIP”) with the performance formula tied to Adjusted EBITDA only, including a 50% payout if the minimum EBITDA amount is achieved, 100% payout for achievement of the target EBITDA amount, and a cap of 200% for achievement of the aspirational target. The fiscal 2024 LTI award program is similar in design to the fiscal 2023 program, provided; however, that all new equity awards will be granted in RSUs and no stock options will be issued.
Stockholder Approval for the Company’s Executive Compensation Programs
At the 2020 Annual Meeting, our Stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say-on-pay” vote), and also voted on an advisory basis on how frequently our Stockholders will vote on the executive compensation of our Named Executive Officers (known as a “say-on-frequency” vote). At the 2020 Annual Meeting, our Stockholders approved our Named Executive Officers’ compensation, and approved the frequency of a say-on-pay vote to be every three years. Our Stockholders approved our Named Executive Officers’ compensation at the 2023 Annual Meeting. Our next say-on-frequency vote will occur at the 2026 Annual Meeting.
Conclusion and Compensation Committee Report
The Company’s compensation programs are designed and administered in a manner consistent with its stated executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for achievement of targeted and aspirational performance results. The Committee continuously monitors these programs and will continue to emphasize pay-for-performance and equity-based incentive programs to compensate its executives.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) Section for fiscal 2023 with our senior management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the CD&A Section be included in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders. Our Compensation Committee members have submitted this report, as indicated below.

Kevin Penn, Chairman
Simon J. Newman
Dan Thau

FISCAL 2023 DIRECTOR COMPENSATION
The following table sets forth the compensation paid to each person who served as a director of the Company at any time during fiscal 2023. All compensation paid to Philip Horlock, our CEO and a director, including director fees and stock awards prior to his reappointment as CEO in May 2023, is included in the Summary Compensation Table (under “All Other Compensation”) related to our Named Executive Officers under “Named Executive Officer Compensation.” Our directors do not receive option awards, non-equity incentive plan compensation or nonqualified deferred compensation earnings, and therefore those categories are omitted in the table below.

Fiscal 2022 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards($)[1]	All Other Compensation	Total($)
Gurminder S. Bedi	$37,500	$50,000	—	$87,500
Mark Blaufuss[2]	$17,500	$50,000	—	$67,500
Julie Fream[3]	—	—	—	—
Chan W. Galbato[4]	$13,750	—	—	$13,750
Adam Gray[5]	$38,750	—	$50,000	$88,750
Douglas Grimm	$37,500	$50,000	—	$87,500
Simon J. Newman[6]	$25,000	$50,000	—	$75,000
Phil Horlock[7]	—	—	—	—
Kevin Penn, Chairman[8]	$60,000	—	$75,000	$135,000
Alan H. Schumacher[9]	$35,000	$50,000	—	$85,000
Kathleen M. Shaw, Ph.D.[10]	$12,500	—	—	$12,500
Jared Sperling[8]	$25,000	—	—	$25,000
Matthew Stevenson[11]	—	—	—	—
Dan Thau[8]	$12,500	—	$50,000	$62,500

(1)The amounts in this column are the aggregate grant date fair values of each respective RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on December 11, 2023, for the relevant assumptions used to determine the valuation of our equity awards.
(2)Mr. Blaufuss became a director effective May 31, 2023; accordingly, his compensation was based upon the pro rata time that he served as a director, including being eligible for RSU awards in conjunction with the annual grant to directors effective June 1, 2023.
(3)Ms. Fream joined the Board after the end of fiscal 2023 and therefore shows no compensation in this table.
(4)Mr. Galbato resigned as a director effective April 3, 2023; accordingly, his compensation was based upon the pro rata time that he served as a director, including not being eligible for RSU awards in conjunction with the annual grant to directors effective June 1, 2023.
(5)All director compensation payable to Mr. Gray has been assigned by him to Coliseum Capital Partners, L.P., pursuant to an agreement. In lieu of a stock award, Mr. Gray was awarded a cash payment as shown under “All Other Compensation,” which will be paid in the identical manner as the settlement of RSUs awarded to other Board members, described below.
(6)Mr. Newman became a director effective March 31, 2023; accordingly, his compensation was based upon the pro rata time that he served as a director, including being eligible for RSU awards in conjunction with the annual grant to directors effective June 1, 2023.
(7)Mr. Horlock served as a director for the entirety of fiscal year 2023, including after being appointed as CEO of the Company effective May 14, 2023. From October 2, 2023 through May 13, 2023, Mr. Horlock received no director fees paid in cash as he earned compensation under the terms of the Consulting Agreement he executed with the Company, as described in further detail in the section below entitled “Employment Agreements and Other Arrangements with Named Executive Officers." Effective May 14, 2023 and subsequently, Mr. Horlock received no director compensation given his status as a Company employee. All of Mr. Horlock’s compensation is included in the Named Executive Officer Summary Compensation Table below.
(8)All director compensation payable to Messrs. Penn, Sperling and Thau has been assigned by them to American Securities, LLC, pursuant to an agreement. In lieu of a stock award, Messrs. Penn and Thau were awarded a cash payment as shown under “All Other Compensation,” which will be paid in the identical manner as the settlement of RSUs awarded to other Board members, described below. Mr. Sperling resigned as a director, and Mr. Thau became a director May 19, 2023; accordingly, their compensation was based upon the pro rata time that they served as a director.
(9)Mr. Schumacher resigned as a director effective June 30, 2023; accordingly, his compensation was based upon the pro rata time that he served as a director, including being eligible for RSU awards in conjunction with the annual grant to directors effective June 1, 2023.
(10)Ms. Shaw resigned as a director effective April 2, 2023; accordingly, her compensation was based upon the pro rata time that she served as a director, including not being eligible for RSU awards in conjunction with the annual grant to directors effective June 1, 2023.
(11)Mr. Stevenson resigned as President, CEO and a director effective May 13, 2023 and received no director compensation given his status as a Company employee.

With the exception of Messrs. Penn and Thau, each of our independent directors will receive an annual award of RSUs, which awards are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards, currently twelve (12) months after the grant date. The settlement date for the RSUs is the earlier of the date when the director’s service terminates, or consummation of a change in control of the Company.

Effective fiscal 2023, our directors received a quarterly cash payment of $12,500 for service as a director. Committee chairs received an additional annual $5,000 fee, except the Audit Committee Chair received an additional annual $10,000 fee reflecting his incremental responsibilities and workload. The Chairman of the Board received a quarterly cash payment of $18,750 reflecting his incremental responsibilities and workload. Effective July 1, 2022, the Board voluntarily agreed to forego the quarterly cash payment for a period of six months, through December 31, 2022. The regular quarterly cash payment was restored on January 1, 2023. Effective for fiscal 2024, our directors receive a quarterly cash payment of $18,750 for service as a director. Committee chairs receive an additional annual $7,500 fee, except the Audit Committee Chair receives an additional annual $15,000 fee reflecting his incremental responsibilities and workload. The Chairman of the Board receives a quarterly cash payment of $28,125 reflecting his incremental responsibilities and workload. Also for fiscal 2024, the Board increased the annual equity award of RSUs to $75,000 in value for each director and $100,000 for the Chairman, to be awarded on April 1 of each fiscal year and vesting on April 1 of the following fiscal year.

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by or paid to our Named Executive Officers for fiscal year 2023, fiscal year 2022 and fiscal year 2021:

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)	($)	($)

Philip Horlock,	2023	378,846	—	1,991,991	—	1,500,000	—	585,324	4,456,161
Director and	2022	200,000	—	—	—	—	—	456,020	656,020
Chief Executive	2021	720,000	—	3,185,336	1,501,127	—	—	18,500	5,424,963
Officer(4)

Matthew Stevenson,	2023	445,000	—	—	—	—	—	10,711	455,711
President and	2022	570,000	—	260,400	—	—	—	12,722	843,122
Chief Executive	2021	300,000	—	—	—	—	—	39,458	339,458
Officer(5)

Britton Smith,	2023	357,500	—	1,134,975	39,583	322,430	—	234,262	2,088,750
President(6)	2022	—	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—	—

Razvan Radulescu,	2023	479,375	—	1,293,513	69,547	740,813	—	15,383	2,598,631
Chief	2022	433,125	100,000	219,656	29,878	—	—	203,355	986,014
Financial	2021	18,750	—	—	—	—	—	—	18,750
Officer(7)

Ted Scartz,	2023	309,125	—	795,007	37,601	384,640	—	73,858	1,600,231
SVP and General	2022	105,231	75,000	71,245	—	—	—	30,118	281,594
Counsel(8)	2021	—	—	—	—	—	—	—	—

(1) In July 2023, the Company determined to reinstate payments to salaried employees who had received a temporary salary reduction for the second half of calendar year 2022. Those payments for Mssrs. Smith, Radulescu, and Scartz are reflected in the regular Salary column of the Summary Compensation Table.
(2) The Named Executive Officers have been awarded RSUs and stock option awards under the 2015 Omnibus Equity Incentive Plan. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 11, 2023 for the relevant assumptions used to determine the valuation of our equity awards. For fiscal 2023, a) certain of the stock and option awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), as described above under “Annual Management Incentive Plan (“MIP”)” and b) certain stock awards vest on July 1 of each year from 2023 through 2025 based strictly upon the passage of time with no performance targets required to be achieved. For fiscal 2022, a) certain of the stock and option awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), as described above under “Annual Management Incentive Plan (“MIP”)” and b) certain stock awards vest on July 1 of each year from 2022 through 2025 based strictly upon the passage of time with no performance targets required to be achieved. For fiscal 2021, these awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), as described above under “Annual Management Incentive Plan (“MIP”).” In fiscal 2021 for Mr. Horlock, 100% of the awards that vest contingent upon the achievement of applicable performance targets are reflected in the table despite the Company not achieving such targets as the Compensation Committee determined that all of his previously unvested LTI awards would vest in connection with his announced resignation from the office of CEO on October 31, 2021. In fiscal 2022, 100% and 75%, respectively, of the awards that vest contingent upon the achievement of applicable performance targets vested pursuant to the discretionary authority of the Compensation Committee.

(3) Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP cash bonus. Amounts shown in the table, if any, are typically paid in the first quarter of the subsequent fiscal year based on the prior fiscal year’s performance. See “Annual Management Incentive Plan (“MIP”)” for a description of this plan. For fiscal 2023, 50% of the MIP award at 100% of target was paid in July 2023 based upon the Company’s year to date performance at that time; with the balance paid in December 2023 based upon the final Company performance. Because he re-joined the Company as CEO mid-fiscal year, the Board established a target MIP payout for Mr. Horlock for fiscal 2023 prorated for 6 months service.
(4) Mr. Horlock retired from his position as CEO on October 31, 2021, but remained employed in the role of a Senior Advisor through December 31, 2021. Upon leaving employment in December 2021, Mr. Horlock entered a consulting agreement with the Company for one year for a total of $800,000; one half of which was paid in fiscal 2022, and the other half was paid in fiscal 2023. While he was a non-employee Director and party to the Consulting Agreement, Mr. Horlock did not receive any cash payments for service on the Board. Mr. Horlock remained on the Board as a Director and was reappointed CEO in May 2023. Compensation paid to Mr. Horlock solely in his role as a non-employee Director is included in this table under “All other compensation.”
(5) Mr. Stevenson left the employment of the Company effective June 5, 2023.
(6) Mr. Smith was appointed President on May 31, 2023. Prior to that date Mr. Smith was not a Named Executive Officer, so his compensation numbers for fiscal 2022 are not included in the table. Mr. Smith’s Non-Equity incentive plan compensation payout for fiscal 2023 was calculated according to his prior MIP percentages (50% of salary upon achievement of 100% target).
(7) Mr. Radulescu was appointed CFO on October 1, 2021. Mr. Radulescu’s Non-Equity incentive plan compensation payout for fiscal 2023 was calculated according to his prior MIP percentages (75% of salary upon achievement of 100% target).
(8) Mr. Scartz was appointed Senior Vice President and General Counsel on May 9, 2022.

“Bonus” and “All other compensation” is comprised of the following for each of the Named Executive Officers:

•For Mr. Horlock: $0 (2023) and $50,000 (2022) for grant date fair value of RSU awards for service as a non-employee director; $400,000 (2023) and $400,000 (2022), pursuant to the consulting agreement described in more detail below; $115 (2023), $3,619 (2022), and $15,500 (2021) for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit; $60,000 (2023) as travel allowances; $125,209 (2023), $0 (2022), and $0 (2021) for corporate housing and/or relocation expenses; $0 (2023), $2,400 (2022), and $3,000 (2021) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.

•For Mr. Stevenson: $3,961 (2023), $1,568 (2022) and $285 (2021) for premiums for disability and life insurance paid by us for Mr. Stevenson’s benefit; $39,020 (2021) for relocation and corporate housing expenses; $6,750 (2023), $11,000 (2022) and $0 (2021), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Stevenson to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Stevenson to that plan; and $154 (2022) in additional compensation.

•For Mr. Smith: $4,258 (2023) for premiums for disability and life insurance paid by us for Mr. Smith’s benefit; $206,304 (2023) for relocation, and corporate housing expenses; $15,000 (2023) as travel allowances; and $8,700 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Smith to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Smith to that plan.

•For Mr. Radulescu: $5,233 (2023) and $1,069 (2022) for premiums for disability and life insurance paid by us for Mr. Radulescu’s benefit; $100,000 (2022) as a one-time incentive sign-on payment; $250 (2023) and $198,194 (2022) for relocation and corporate housing and expenses; $9,900 (2023) and $3,938 (2022) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Radulescu to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Radulescu to that plan; and $154 (2022) in additional compensation.

•For Mr. Scartz: $3,772 (2023) and $662 (2022) for premiums for disability and life insurance paid by us for Mr. Scartz’s benefit; $75,000 (2022) as a one-time incentive sign-on payment; $63,186 (2023) and $29,456 (2022) for relocation and corporate housing expenses; and $6,900 (2023) and $0 (2022) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Scartz to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Scartz to that plan (upon Mr. Scartz’s eligibility for participation in the 401(k) plan in fiscal 2022, the Company had instituted its temporary suspension of the 401(k) match plan, so no contributions were made by the Company for that year).
Omnibus Equity Incentive Plan
Under our Omnibus Equity Incentive Plan (the “Incentive Plan”), the Committee currently may grant an aggregate of 5,200,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards.

In our fiscal year 2023, we granted an aggregate of 9,920 RSUs to our non-employee Board members (excluding Messrs. Gray, Penn, Sperling, and Thau), and an aggregate of 70,987 RSUs and stock options to purchase an aggregate of 289,957 shares of Common Stock to management employees in conjunction with our annual LTI awards program. For fiscal 2023 the RSUs awarded to our Board members vest nine (9) months after the grant date. Historically, the RSU and option awards to our management employees vest annually over a three-year period based upon the achievement of the performance criteria under the MIP, subject to a maximum forfeiture of 50% for failure to achieve performance targets and subject to any discretionary adjustments by our Compensation Committee. In December 2021 (our first fiscal quarter), in addition to our annual LTI equity awards, the Committee approved a Special One-Time Retention LTI Award to certain management employees, comprised of RSUs only that vest strictly based on the passage of time in four equal installments commencing on July 1, 2022. In fiscal 2022, the Committee approved one-time RSU grants to certain management employees who were hired during the year that vest strictly based on the passage of time in three or four equal installments (depending on when the employee was hired during the year) commencing on July 1, 2022 (if the employee was hired prior to such date) or July 1, 2023 (if the employee was hired subsequent to July 1, 2022), as applicable. In fiscal 2023 (May 31, 2023), the Committee approved a one-time special recognition and retention RSU award to the senior management team in an amount equal to two times (2X) base salary, which will vest upon the earlier to occur of July 1, 2025, or a change in control (except with respect to Mr. Horlock, whose award may also vest upon his termination of employment (other than for cause), if earlier).
Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percentage of earnings, not to exceed the statutory maximum. Blue Bird has historically made matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. Effective August 1, 2022, the Company suspended the matching contributions, which were subsequently restored effective January 1, 2023. The 401(k) Plan also allows Blue Bird to make discretionary profit-sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Executive Employment Agreements and Other Arrangements with Named Executive Officers
Philip Horlock. Original Employment Agreement. Philip Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Original Employment Agreement”). Following completion of the business combination transaction in 2015, Mr. Horlock’s Original Employment Agreement became an obligation of the Company. Mr. Horlock’s Original Employment Agreement provided for an initial base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s base salary in fiscal 2021 and for the pro rata portion of fiscal 2022 during which he served as an employee was $800,000. Mr. Horlock was subject to a 20% salary reduction between September 1, 2020 and April 1, 2021. Mr. Horlock was also eligible for an annual cash bonus award based on Blue Bird’s performance. Mr. Horlock’s Original Employment Agreement also contained confidentiality provisions (indefinitely), and noncompetition and non-solicitation (of customers, suppliers and employees) provisions, for a period of 24 months following termination of his employment.

Transition Agreement and Consulting Agreement. Mr. Horlock entered into a Transition Agreement with the Company, dated June 21, 2021, which included a related Consulting Agreement, which agreements superseded any other compensation agreements between Mr. Horlock and the Company, including Mr. Horlock’s prior Employment Agreement. Mr. Horlock resigned from the office of President on July 1, 2021 and resigned from the office of CEO on October 31, 2021. On such date, Mr. Horlock’s unvested LTI awards vested at 100%, with stock options remaining exercisable for a period of five years subsequent to his last day of employment with the Company. Mr. Horlock was also entitled to his fiscal 2021 MIP bonus. Mr. Horlock continued employment with the Company as Senior Advisor through December 31, 2021 at the same $800,000 base salary amount. Mr. Horlock was entitled to receive a pro rata MIP bonus for fiscal 2022, for his service during the first fiscal quarter.

Pursuant to the Consulting Agreement, which commenced on January 1, 2022, Mr. Horlock was entitled to cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage) and was to provide substantial consulting services to the Company as requested by the Board of Directors or the CEO. The term of the Consulting Agreement was one year, ending on December 31, 2022. However, on June 6, 2022, the Consulting Agreement was amended by agreement of the parties to suspend consulting services and payments for six months effective June 30, 2022, and to re-commence the consulting services and payments beginning January 1, 2023 through June 30, 2023. Mr. Horlock was paid in full under the Consulting Agreement and was re-appointed CEO effective May 14, 2023.

New Employment Agreement. On January 26, 2024, Mr. Horlock entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which is retroactively effective as of May 15, 2023. The term of the agreement is one year from the effective date and shall automatically renew for successive six-month periods unless either party gives 30 days’ advance written notice electing not to extend the term. Mr. Horlock shall serve as Chief Executive Officer, will receive an annual base salary of $1,000,000, will be eligible to participate in the MIP at the target level of 150% of his base salary, is entitled to reimbursement for business related expenses, will receive a $15,000 monthly travel stipend for personal travel, and a single payment of $75,000 to offset moving expenses related to housing in Macon, GA. Mr. Horlock was also paid a signing bonus in the amount of $1,500,000 upon signing the new employment agreement. As previously reported, Mr. Horlock has been granted a restricted stock unit award effective July 1, 2023, equal in value to two times his base salary ($2,000,000), which will vest upon the earliest to occur of July 1, 2025, a Change in Control, or termination of his employment (other than for cause). Mr. Horlock is entitled to participate in our employee benefit plans available to senior executives. Mr. Horlock is not entitled to any severance benefits in the event of termination of his employment. Mr. Horlock is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Matthew Stevenson. On June 21, 2021, Mr. Stevenson entered into a three-year employment agreement with the Company, which became effective July 1, 2021, and was automatically renewable thereafter for successive one-year terms unless either party gave 60 days’ prior written notice to the other of non-renewal. Mr. Stevenson’s initial annual base salary was $600,000, subject to adjustment in the Board of Directors’ (or Compensation Committee’s) discretion, and he was eligible for a potential annual cash bonus under the Company’s annual MIP at a target level of 100% of his base salary. Mr. Stevenson was entitled to the Company’s standard relocation benefits, including up to six months of corporate housing in the Macon, Georgia area and reimbursement of moving expenses in connection with his relocation to Macon, Georgia. Subject to the terms of the LTI award described in the next paragraph, Mr. Stevenson would participate in the Company’s existing executive compensation and benefits programs along with the other executive officers of the Company, subject to the decisions of, and program administration by, the Compensation Committee of the Board of Directors.

In connection with Mr. Stevenson’s employment, the Compensation Committee approved a “sign on” LTI award to Mr. Stevenson, under the Company’s Incentive Plan, of 160,000 shares of restricted common stock, effective July 1, 2021 (the “Restricted Shares”), subject to the achievement of the following performance criteria. The Restricted Shares would vest, if at all, annually beginning at the end of fiscal year 2022 at the rate of 25%, provided that the Company’s Adjusted EBITDA is $100 million or greater. However, for fiscal years 2022 and 2023, 12.5% of the Restricted Shares would vest if Adjusted EBITDA was below $100 million but at or above $85 million. If fewer than 100% of the Restricted Shares vested by the end of fiscal 2025, then up to 25% of the Restricted Shares would remain eligible for vesting if Adjusted EBITDA in fiscal 2026 was $100 million or greater (and up to 12.5% if Adjusted EBITDA was between $85 million and $100 million). In no event would more than 100% of the Restricted Shares vest. In the event of a Change of Control as defined in the employment agreement, 20% of unvested Restricted Shares would vest, unless the average closing price of the Company’s common stock over the 30-day period prior to the Change of Control was $30.00 or higher, in which case all unvested Restricted Shares would vest. Mr. Stevenson was eligible to receive other awards under our Incentive Plan in the discretion of the Compensation Committee.

Mr. Stevenson gave the Company notice of his resignation on May 13, 2023 and left the employment of the Company on June 5, 2023. None of the Restricted Shares vested.

Britton Smith. Original Offer Letter. Mr. Smith’s original offer letter, dated February 17, 2022, effective March 1, 2022, served as his terms of employment as Senior Vice President of Electrification and Chief Strategy Officer at an annual base salary of $300,000. Mr. Smith was eligible to receive an annual bonus under the MIP at a target amount of 50% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 50% RSUs and 50% stock option awards for Senior Vice Presidents) also at a target amount of 50% of his annual base salary. Mr. Smith was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Smith received a one-time cash payment of $100,000, which was subject to a clawback by the Company if he resigned before April 1, 2023 without Company approval, and a one-time award of 15,000 RSUs, which will vest in four equal annual tranches commencing on July 1, 2022 subject to his continued employment. Mr. Smith was also entitled to relocation/temporary corporate housing benefits through August 2023, subject to certain repayment requirements. In connection with his employment, Mr. Smith also executed a Protective Covenants Agreement, including among others, confidentiality provisions (indefinitely), and non-competition and non-solicitation provisions, for a period of one year following termination of employment.

Appointment as President and New Employment Agreement. On January 26, 2024, Mr. Smith entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which is retroactively effective as of July 1, 2023. The term of the agreement is one year from the effective date and shall automatically renew for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Smith shall serve as President, will receive an annual base salary of $500,000 as of July 1, 2023, increasing to $515,000 as of January 1, 2024, will be eligible to participate in the MIP at the target level of 100% of his base salary beginning with fiscal 2024, is entitled to reimbursement for business related expenses, will receive a $5,000 monthly travel stipend for personal travel, and a single payment of $100,000 to offset moving expenses related to housing in Macon, GA. Mr. Smith was also paid a signing bonus in the amount of $218,000, upon signing the new employment agreement. As previously reported, Mr. Smith was granted a restricted stock unit award effective July 1, 2023, equal in value to two times his base salary ($1,000,000), which will vest upon the earlier to occur of July 1, 2025, or a Change in Control. Mr. Smith is entitled to participate in our employee benefit plans available to senior executives.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Smith is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment was terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Smith is terminated without cause within six months preceding or 12 months following a Change in Control, Mr. Smith will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Smith is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Razvan Radulescu. Original Offer Letter and Severance Agreement. Mr. Radulescu’s Offer Letter from the Company, dated September 1, 2021, served as the basis of his employment as Chief Financial Officer, which commenced on October 1, 2021 at an annual base salary of $450,000. Mr. Radulescu was eligible to receive an annual bonus under the MIP at a target amount of 75% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 75% RSUs and 25% stock option awards for the CFO) also at a target amount of 75% of his annual base salary, beginning with the fiscal year 2022 awards. Mr. Radulescu was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Radulescu received a one-time cash payment of $100,000, which was subject to a clawback by the Company if he resigned on or before September 30, 2023 without Company approval. Mr. Radulescu also received temporary corporate housing for six months, payment of moving expenses for relocation to the Macon, GA area and a one-time payment of $75,000 to offset relocation expenses not otherwise reimbursed. Pursuant to a related Severance Agreement with Mr. Radulescu, if Mr. Radulescu’s employment was terminated without cause, he was entitled to 12 months continuation of salary payments and up to 12 months reimbursement for COBRA coverage premiums, subject to certain conditions and compliance with his restrictive covenants.

New Employment Agreement. On January 26, 2024, Mr. Radulescu entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which is retroactively effective as of October 1, 2023. The term of the agreement is one year from the effective date and shall automatically renew for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Radulescu shall serve as Chief Financial Officer, will receive an annual base salary of $500,000 as of October 1, 2023, increasing to $515,000 as of January 1, 2024, will be eligible to participate in the MIP at the target level of 100% of his base salary beginning with fiscal 2024, and is entitled to reimbursement for business related expenses. Mr. Radulescu was also paid a signing bonus in the amount of $84,750, upon signing the new employment agreement. As previously reported, Mr. Radulescu was granted a restricted stock unit award effective July 1, 2023, equal in value to two times his base salary ($1,000,000), which will vest upon the earlier to occur of July 1, 2025, or a Change in Control. Mr. Radulescu is entitled to participate in our employee benefit plans available to senior executives.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Radulescu is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment was terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Radulescu is terminated without cause within six months preceding or 12 months following a Change in Control, Mr. Radulescu will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Radulescu is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Ted Scartz. Original Offer Letter. Mr. Scartz’s Offer Letter from the Company, dated April 18, 2022, served as the basis of his employment as Senior Vice President and General Counsel, which commenced on May 9, 2022, at an annual base salary of $285,000. Mr. Scartz was eligible to receive an annual bonus under the MIP at a target amount of 50% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 50% RSUs and 50% stock option awards for Senior Vice Presidents) also at a target amount of 50% of his annual base salary. Mr. Scartz was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Scartz received a one-time cash payment of $75,000, which was subject to a clawback by the Company if he resigned within one year of his start date without Company approval, and a one-time award of RSUs equal to 100% of his annual base salary, which will vest in four equal annual tranches commencing on July 1, 2022 subject to his continued employment. Mr. Scartz was also entitled to relocation/temporary corporate housing benefits through November 2023, subject to certain repayment requirements. In connection with his employment, Mr. Scartz also executed a Protective Covenants Agreement, including among others, confidentiality provisions (indefinitely), and non-competition and non-solicitation provisions, for a period of one year following termination of employment.

New Employment Agreement. On January 26, 2024, Mr. Scartz entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which is retroactively effective as of October 1, 2023. The term of the agreement is one year from the effective date and shall automatically renew for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Scartz shall serve as Senior Vice President and General Counsel, beginning July 1, 2023, Mr. Scartz received an annual base salary of $350,000, which increased to $360,500 on January 1, 2024, will be eligible to participate in the MIP at the target level of 50% of his base salary, and is entitled to reimbursement for business related expenses. As previously reported, Mr. Scartz was granted a restricted stock unit award effective July 1, 2023, equal in value to two times his base salary ($700,000), which will vest upon the earlier to occur of July 1, 2025, or a Change in Control. Mr. Scartz is entitled to participate in our employee benefit plans available to senior executives.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Scartz is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment was terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Scartz is terminated without cause within six months preceding or 12 months following a Change in Control, Mr. Scartz will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Scartz is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan

On January 30, 2024, the Committee approved the Blue Bird Corporation Change in Control Plan (“CIC Plan”). The purpose of the CIC Plan is to further the growth and success of the Company by enabling participants to share in the gains upon a sale of the Company, and thus increasing their personal stakes in the success of the Company, providing a means of rewarding outstanding service and aiding retention. The CIC Plan is effective on January 30, 2024, and will automatically terminate (and rights/benefits thereunder shall terminate) in the event that a Change in Control has not occurred on or prior to the three-year anniversary of the Effective Date.

The CIC Plan will be administered by the Committee and participants will include each employee (including officers and managers) who is designated by the Committee as a participant. The Company’s current executive officers will participate in the CIC Plan, including: Philip Horlock, our Chief Executive Officer (“CEO”); Britton Smith, our President; Razvan Radulescu, our Chief Financial Officer (“CFO”); and Ted Scartz, our Senior Vice President and General Counsel.

Upon a Change in Control of the Company (as defined in the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”), and generally including the acquisition of more than 50% of the total voting power of the Company’s outstanding securities; a merger, consolidation or share exchange; liquidation or dissolution of the Company; or a sale of all or substantially all of the assets of the Company), each participant shall be entitled to a cash bonus equal to the participant’s target payout under the Company’s annual Management Incentive Plan (“MIP”) times a multiplier based upon the per share price of the Company’s common stock in connection with the Change in Control. The multiplier range is as follows, if the corresponding per share price is met or exceeded (without interpolation or proration): less than $25 – 2X; $25 – 3X; $30 – 4X; $35 – 5X; $40 or higher – 6X.

The bonus will be paid within 60 days of the closing of the Change in Control. If the consideration in connection with a Change in Control transaction is payable in a form other than cash, the Committee may in its discretion provide that all or a portion of the bonus shall be payable in shares of the Company (or the acquirer/resulting company, as applicable), subject to receipt of prior stockholder approval in accordance with NASDAQ regulations.

The CIC Plan also provides for a severance benefit, in the event that a participant experiences a “qualifying termination” (as defined in the CIC Plan) within 18 months of a Change in Control, equal to the participant's annualized base salary, payable in a lump sum in cash within 60 days following the date of termination of employment, subject to execution of a general release in favor of the Company. Any participant who has a previously existing severance benefit would generally be entitled to the greater amount of severance, subject to certain exceptions.

Continued employment is generally required to receive benefits under the CIC Plan; provided, that benefits may be received upon certain employment terminations within six months prior to a Change in Control. Payments paid or payable under the CIC Plan are subject to cancellation/forfeiture, clawback and recovery for miscalculation of award payment amounts (without regard to fraud or intentional misconduct), violation of any applicable restrictive covenants by a participant, or negligent or intentional misconduct harmful to the Company.

Also on January 30, 2024, the Committee approved an Amendment to all outstanding awards of stock options and RSUs under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan. This Amendment provides that upon a CIC, all outstanding unvested restricted stock units and option awards will vest. The purpose of this Amendment was to achieve consistency in prior awards under the Omnibus Plan, some of which would only vest upon a CIC with further action by the Committee and some of which would vest upon a CIC unless determined otherwise by the Committee at the time of the CIC.
Potential Payments Upon Termination or Change in Control
    Based upon the existing contractual agreements with our Named Executive Officers described above, and subject to their respective restrictive covenants’ obligations, certain of our Named Executive Officers are entitled to certain payments in the event of termination of employment without cause, and in the event of a change in control, as described above under “Employment Agreements and Other Arrangements with Named Executive Officers” and “Change in Control Plan.” Although the CIC plan was not adopted until January of 2024, below are the estimated payment amounts to which each officer would have been entitled, assuming a triggering event occurred on the last business day of our last completed fiscal year and the CIC plan was in place at that time, which was September 30, 2023.

Philip Horlock. Under the CIC Plan, Mr. Horlock would be eligible to receive the following in the event of a change in control: Annualized Base Salary Payment (upon qualifying termination) - $1,000,000; MIP-based payment range (based on target of 150% of base salary) - $3,000,000 up to a maximum of $9,000,000; and accelerated vesting of all unvested shares - $2,191,174 (consisting of 78,864 RSUs and 163,221 options).

Britton Smith. If Mr. Smith’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $500,000; COBRA reimbursement - $24,312 at $2,026 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2023 - $322,430; vesting of earned equity awards for fiscal 2023 - $49,641 (consisting of 1,012 RSUs vested and 3,115 options vested).

Under his employment agreement and the CIC Plan, Mr. Smith would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $1,000,000 (if terminated without cause); MIP-based payment range (based on target of 100% of base salary) - $1,000,000 up to a maximum of $3,000,000; and accelerated vesting of all unvested shares - $1,170,172 (consisting of 46,932 RSUs and 18,686 options).

Razvan Radulescu. If Mr. Radulescu’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $500,000; COBRA reimbursement - $41,847 at $3,487 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2023 - $740,813; vesting of earned equity awards for fiscal 2023 - $152,456 (consisting of 5,525 RSUs vested and 5,668 options vested).

Under his employment agreement and the CIC Plan, Mr. Radulescu would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $1,000,000 (if terminated without cause); MIP-based payment range (based on target of 100% of base salary) - $1,000,000 up to a maximum of $3,000,000; and accelerated vesting of all unvested shares - $1,408,878 (consisting of 56,307 RSUs and 34,004 options).

Ted Scartz. If Mr. Scartz’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $350,000; COBRA reimbursement - $8,616 at $718 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2023 - $384,640; vesting of earned equity awards for fiscal 2023 - $47,148 (consisting of 961 RSUs vested and 2,959 options vested).

Under his employment agreement and the CIC Plan, Mr. Scartz would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $700,000 (if terminated without cause); MIP-based payment range (based on target of 50% of base salary) - $350,000 up to a maximum of $700,000; and accelerated vesting of all unvested shares - $950,316 (consisting of 37,028 RSUs and 17,752 options).

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made to a Named Executive Officer in the fiscal year ended September 30, 2023, under any plan.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thres-hold ($)	Target ($)	Maxi-mum	Thres-hold (#)	Target (#)	Maxi-mum
				($)			(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Phil Horlock
MIP		281,250	562,500	1,125,000
Options
RSUs								78,864(3)			1,999,991
Matthew Stevenson
MIP		300,000	600,000	1,200,000
Options
RSUs
Britton Smith
MIP		80,608	161,215	322,430
Options					3,115(1) —				— 3,115(1)	12.35 12.35	19,637 19,946
RSUs					1,012(1) — — — —			— 1,012(1) 3,750(2) 2,699(1) 39,432(3)			12,498 12,498 76,650 33,333 999,996
Razvan Radulescu
MIP		185,204	370,407	740,813
Options					2,164(1) — 3,504(1) —				— 2,163(1) — 3,504(1)	20.00 20.00 12.35 12.35	9,919 15,102 22,089 22,437
RSUs					2,109(1) — 3,416(1) — — —			— 2,109(1) — 3,416(1) 8,438(2) 39,432(3)			26,046 36,612 42,188 42,188 146,484 999,996
Ted Scartz
MIP		96,158	192,315	384,630
Options					2,959(1) —				— 2,959(1)	12.35 12.35	18,653 18,947
RSUs					961(1) — — —			— 962(1) 4,712(2) 27,603(3)			11,868 11,881 71,245 700,012
(1) All awards were granted on December 12, 2022. (2) All awards were granted on July 1, 2023. (3) All awards were granted on May 31, 2023.
“Threshold” refers to minimum amount payable for a certain level of performance under plan; “target” refers to amount payable if the specified performance target(s) are reached at 100%; “maximum” refers to maximum payout possible under plan.

Outstanding Equity Awards at 2023 Fiscal Year-End Table
The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended September 30, 2023.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Philip Horlock	6,805 49,583 58,106 48,727 66,478			15.50 18.10 16.99 20.26 16.20	12/31/2026 12/31/2026 12/31/2026 12/31/2026 12/31/2026	78,864(4)	1,683,746
Matthew Stevenson
Britton Smith			18,686(2)	12.35	12/12/3032	7,500(3) 39,432(4)	160,125 841,873	14,170(2)	302,530
Razvan Radulescu	4,327(1)		8,655(1) 21,022(2)	20.00 12.35	12/11/2031 12/12/3032	16,875(3) 39,432(4)	360,281 841,873	8,440(1) 20,496(2)	180,194 437,590
Ted Scartz			17,752(2)	12.35	12/12/3032	9,425(3) 27,603(4)	201,224 589,324	5,769(2)	123,168

(1)The original awards vest over a three-year period, on December 11, 2022, 2023 and 2024, assuming annual performance criteria have been met, in whole or in part.
(2)The original awards vest over a three-year period, on December 12, 2023, 2024 and 2025, assuming annual performance criteria have been met, in whole or in part.
(3)The original awards vest over a four-year period, on July 1, 2022, 2023, 2024 and 2025.
(4)The original awards vest on July 1, 2025.
Option Exercises and Stock Vested Table
The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended September 30, 2023, for each of the Named Executive Officers on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Phil Horlock
Matthew Stevenson
Britton Smith			3,750	84,300
Razvan Radulescu			12,654	243,482
Ted Scartz			4,712	105,926

CEO Pay Ratio
Consistent with the rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees to that of the combined compensation of Matthew Stevenson and Philip Horlock, who each served as our CEO during fiscal 2023, non-concurrently.

The median fiscal year 2023 (ended September 30, 2023) annual total compensation of all employees of the Company (other than our CEO) was $55,763, and the fiscal year 2023 annual total compensation (combined) of our non-concurrent CEOs was $4,905,121. Based on this information, for fiscal 2023, the ratio of the annual total compensation of our non-concurrent CEOs to the median annual total compensation of all employees was 88:1.

We identified our median employee based on the fiscal 2023 total gross earnings for all employees, excluding our CEO, who were employed by us on September 30, 2023. We included full-time and part-time employees and annualized earnings for those employees who joined us throughout the year. We believe the use of total gross earnings is a consistently applied compensation measure in that it captures all of the components of earnings for all our employees.

After identifying the median employee based on total gross earnings, we calculated the annual total compensation for our median employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table included in “Executive Compensation — Summary Compensation Table.”

The Company believes that the pay ratio set forth above is a reasonable estimate that has been calculated in a manner consistent with the SEC’s rules. The SEC allows for multiple approaches and permits companies to rely on a number of assumptions in calculating its pay ratio. Therefore, our method of calculating pay ratio will differ from that used by other companies and investors should not consider pay ratio in isolation or as a substitute for analysis of the Company’s executive compensation programs. Further, our Compensation Committee does not consider pay ratio in its development of the Company’s executive compensation programs and does not use it in its determination of our CEO’s compensation
Pay Versus Performance Disclosure
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of SEC Regulation S-K, the following information identifies the relationship between executive compensation actually paid, including Principal Executive Officers (“PEOs”), in our case the CEOs, and other non-PEO Named Executive Officers (“NEOs”), and the Company’s financial performance for the past three fiscal years ended September 30, 2023.

Pay Versus Performance							Value of Initial Fixed $100 Investment
Year	Summary Compensation Table Total for PEO -Horlock	Compensation Actually Paid to PEO - Horlock	Summary Compensation Table Total for PEO - Stevenson	Compensation Actually Paid to PEO - Stevenson	Average Summary Compensation Table Total for Non-PEOs	Average Compensation Actually Paid to Non-PEOs	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Adjusted EBITDA Margin (%)	Return on Revenue (%)
2023	4,456,161	4,139,913	455,711	330,461	2,095,871	2,168,706	177	147	7.80	2.10
2022	656,020	292,271	843,122	845,522	468,660	448,423	69	96	(1.80)	(5.70)
2021	5,424,963	4,269,320	—	—	704,281	624,424	177	129	5.10	0.00

PEO	2023		2022		2021
	Horlock	Stevenson	Horlock	Stevenson	Horlock
Summary compensation table (SCT) total for CEO	4,456,161	455,711	656,020	843,122	5,424,963
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(1,999,994)	—	—	(260,400)	(4,686,463)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	1,683,746	—	—	125,250	3,530,820
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	—	—	—	—	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	—	—	—	137,550	—
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	—	—	(363,749)	—	—
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	—	(125,250)	—	—	—
Compensation Actually Paid to CEO	4,139,913	330,461	292,271	845,522	4,269,320

Non PEO NEOs	2023	2022	2021
	Avg. Other NEOs	Avg. Other NEOs	Avg. Other NEOs
Summary compensation table (SCT) total for other NEOs	2,095,871	468,660	704,281
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(1,123,409)	(106,593)	(402,847)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	1,107,073	50,809	289,234
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	—	—	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	—	40,192	33,756
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	89,171	(4,645)	—
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	—	—	—
Compensation Actually Paid to Non-PEO NEOs	2,168,706	448,423	624,424
Non-CEO Named Executive Officers consisted of the following: Britton Smith, Razvan Radulescu, and Ted Scartz (2023); Razvan Radulescu, Ted Scartz, and Paul Yousif (2022); and Tom Roberts, Trey Jenkins, and Paul Yousif (2021).

Relationship Between Pay and Performance

Below are graphs showing the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our non-PEO NEOs and the measures in the pay versus performance table for the last three fiscal years.

For all performance metrics included in the graphs below pertaining to the peer companies we disclosed in our fiscal 2023 Form 10K-K, only REVG and THO had filed their fiscal 2023 financial statements with the SEC; accordingly, the performance metrics for all others relate to their 2020 through 2022 fiscal years.

*    excludes CVGI, THO, and WNC as they do not report Adjusted EBITDA

**    The hypothetical investment in NFI Group Inc. assumes investing $100 U.S. Dollars to acquire shares on October 3, 2020. The value of such shares at each of the above dates is then translated from Canadian Dollars to U.S. Dollars for inclusion in the peer group index.

List of Important Financial Performance Measures

The following table lists the most important financial performance measures used to link compensation actually paid to the PEO and Non-PEO NEOs for the fiscal year ended September 30, 2023. The Company’s use of financial measures is described in the Compensation Discussion and Analysis section herein, under “Compensation Program Objectives, Policies and Structure” (and subsections) and “Elements of Total Compensation” (and subsections).

Most Important Performance Measures
1.Adjusted EBITDA Margin
1.Return on Revenue
1.Return on Investment
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Simon Newman and Dan Thau.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
Our Compensation Committee report is included in the CD&A section of our Proxy Statement.

CERTAIN ACCOUNTING AND AUDIT MATTERS
BDO USA, LLP (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended September 30, 2023. Representatives of BDO will be present at the 2024 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending September 28, 2024.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended September 30, 2023 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services, if any, to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the Audit Committee met with the CEO and CFO of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the Company’s fiscal 2023 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the Company’s independent registered public accounting firm, as well as the policy on pre-approval of audit and non-audit services, are set forth below.

As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, for filing with the SEC.

This report has been submitted by the Audit Committee comprised of:

Mark Blaufuss (Chairman)
Gurminder Bedi
Simon Newman

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.

In fiscal 2022 and fiscal 2023, 100% of the audit, audit-related and tax fees (if any) billed by the independent registered public accounting firm were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the types of services and the aggregate fees billed for such services for the fiscal years ended October 1, 2022 and September 30, 2023 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2022	Fiscal 2023
Audit Fees	$1,671,341	$1,563,163
Audit-Related Fees	$64,490	$232,560
Tax Fees	—	—
All Other Fees	—	$200,000
TOTAL	$1,735,830	$1,995,723
Audit Fees
The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Quarterly Reports on Form 10-Q.
Audit-Related Fees
The aggregate audit-related fees billed by BDO include fees for professional services rendered for auditor consents and assistance with and review of other documents filed with the SEC. These fees reflect services for comfort letters rendered by BDO in connection with Secondary Registration sales on behalf of ASP Securities and Coliseum Capital Partners, L.P. on multiple occasions during the fiscal year.

Tax Fees

BDO provided no tax services to us in the last two fiscal years.

All Other Fees

    These fees were incurred as part of a special project requested by the Board regarding possible accounting implications of certain potential strategic activities.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our Stockholders are permitted to deliver to two or more Stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement and Annual Report to Stockholders to any Stockholder at a shared address to which a single copy of such materials was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the Proxy Statement and Annual Report to Stockholders may likewise request that we deliver single copies of these materials in the future. Stockholders may notify us of their requests by calling or writing Mr. Ted Scartz, Senior Vice President and General Counsel, at our principal executive offices at (478) 822-2429, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
FUTURE STOCKHOLDER PROPOSALS
If you intend to bring business before the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 13, 2024 and no later than the close of business on December 13, 2024; provided, however, that in the event that the 2025 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 13, 2024), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2025 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2025 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company.

If you intend to present a proposal at the 2025 Annual Meeting, or if you want to nominate one or more directors at the 2025 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A summary of such provisions related to stockholder nominations is also contained in this Proxy Statement under “Corporate Governance and Board Matters – Stockholder Nominations.”

If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2025 Annual Meeting, the proposal must be received at our principal executive offices by October 8, 2024, but if the 2025 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 13, 2024), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2025 Annual Meeting. Stockholder proposals for the 2025 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2025 Annual Meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.blue-bird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Ted Scartz
Senior Vice President and General Counsel
Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
Tel: (478) 822-2429
Email: ted.scartz@blue-bird.com

OTHER MATTERS
Admission to Meeting
All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.

Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via smartphone/tablet or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Philip Horlock

Philip Horlock
Chief Executive Officer and Director
Blue Bird Corporation
February 5, 2024

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet, Smartphone or Tablet - QUICKEASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

BLUE BIRD CORPORATION
Your mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by mobile voting must be received by 11:59 p.m., Eastern Time, on March 12, 2024.

INTERNET - www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED

PROXY					Please mark your votes like this	X
THE BOARD OF DIRECTORS FAVORS A VOTE "FOR ALL" IN THE ELECTION OF DIRECTORS IN PROPOSAL 1, AND “FOR” PROPOSAL 2, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

1. To elect the following two (2) Class I directors to serve for a three-year term until the 2027 Annual Meeting of Stockholders:	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐	Mark here if you plan to attend the 2024 Annual Meeting of Stockholders:		☐

(1) Gurminder S. Bedi
(2) Kevin Penn

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line above.)

2. To ratify the appointment of the Company’s independent registered public accounting firm for the 2024 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS.				CONTROL NUMBER

Signature	Signature, if held jointly			Date		, 2024
Note: Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 13, 2024.

The Proxy Statement and our 2023 Annual Report to Stockholders are available at: https://www.cstproxy.com/blue-bird/2024

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Philip Horlock and Mr. Ted Scartz, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (local time) on Wednesday, March 13, 2024 at Hampton Inn & Suites, North Macon, 3954 River Pl. Dr., Macon, Georgia 31210, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)